Exhibit 9.1

AMENDED AND RESTATED VOTING AGREEMENT

This Amended and Restated Voting Agreement (“Agreement”) is entered into as of the 4th day of September, 2001, by and among Eric A. Wachter, Ph.D. (individually and as sole Trustee of the Eric A. Wachter 1998 Charitable Remainder Trust) (“Wachter”), Craig Dees, Ph.D. (individually and as Director of the Dees Family Foundation) (“Dees”), Walter G. Fisher, Ph.D. (individually, as General Partner of the Fisher Family Investment Limited Partnership, and as Sole Trustee of the Walt Fisher 1998 Charitable Remainder Unitrust) (“Fisher”), Tim Scott, Ph.D. (individually and as General Partner of Scott Family Investment Limited Partnership (“Scott”), John Smolik (individually and as General Partner of the Smolik Family, L.P.) (“Smolik”), Robert J. Weinstein, M.D. (individually and as a General Partner of W.F. Investments Enterprises, Limited Partnership, as Director of the Robert and Lois Weinstein Family Foundation, Inc. and as Trustee of the Robert and Lois Weinstein Joint Revocable Trust) (“Weinstein”), and Theodore Tannebaum (individually and as Trustee of the Theodore Tannebaum Trust) (“Tannebaum”), and joined into by Photogen Technologies, Inc. as stockholder of Photogen, Inc.  Wachter, Dees, Fisher, Scott and Smolik are sometimes collectively referred to herein as the “Tennessee Stockholders;” Weinstein and Tannebaum are sometimes referred to herein as the “Chicago Stockholders;” and the Chicago Stockholders and/or Tennessee Stockholders are each sometimes referred to herein as a “Stockholder.”

Recitals

The Stockholders collectively own as of the date of this Agreement approximately 75% of the issued and outstanding shares of common stock, $.001 par value per share (the “Common Stock”), of Photogen Technologies, Inc., a Nevada corporation (the “Company”).  The Company owns all of the issued and outstanding shares of Photogen, Inc., a Tennessee corporation (“Subsidiary”).

The shares of Common Stock, together with all other capital stock or securities of the Company, whether authorized or outstanding as of the date hereof or at any time hereafter, are collectively referred to as the “Shares.”

The Company is party to a Securities Purchase Agreement dated as of October 20, 1999 (the “Elan Agreement”) with Elan International Services, Ltd. (which, together with any affiliate of Elan Corporation plc, is called “Elan”), pursuant to which Elan has the right to nominate one director to the Company’s Board of Directors subject to the terms and conditions in Section 6(b) thereof.

Certain of the Stockholders were parties to that certain Amended and Restated Voting Agreement dated June 17, 1998, as amended (the “Original Agreement”).  The parties desire to amend the Original Agreement and to restate the revised provisions of the Original Agreement as set forth herein.

Agreement

Now, therefore, in consideration of the mutual promises herein and other consideration, the receipt and adequacy of which is acknowledged, the parties hereby agree as follows:

Article 1

Voting Agreement

1.1     The agreement in Section 1.2 shall be deemed to constitute a voting agreement among the Stockholders pursuant to Section 78.365(3) of the Nevada General Corporation Law.  The agreement in Section 1.3 shall be deemed to constitute an agreement among the parties hereto pursuant to Section 48-17-302 of the Tennessee Business Corporation Act.  As used in this Agreement, the definition and determination of a “Beneficial Owner” or “Beneficial Ownership” shall be governed by Regulation 13d-3 under the Securities Exchange Act of 1934, as amended.

1.2           At each annual meeting of the stockholders of the Company, or at each special meeting of the stockholders of the Company, and at any other time at which stockholders of the Company will have the right to or will vote for or render consent in writing, then and in each event, each Stockholder hereby agrees:

(a)           To take all necessary and appropriate actions to cause all Shares he Beneficially Owns to be represented at any such meeting or in any such written consent and to cause a quorum to be present in any such event.

(b)           To vote or cause to be voted all Shares of which he is the Beneficial Owner as follows:

(i)            To amend, alter, modify or repeal the Articles of Incorporation or the By-Laws of the Company (if at all) only in accordance with the recommendation of five of the seven Directors of the Company (whether or not any Board or stockholder action is required by law);

(ii)           To fix and maintain the number of directors of the Company at seven (7);

(iii)          From the date of this Agreement through December 31, 2006, to (A) elect or cause the election to the Board of Directors of the Company of Eric A. Wachter, Ph.D. (or other person nominated by the holders of 80% of the aggregate Shares Beneficially Owned by the Tennessee Stockholders), Robert J. Weinstein, M.D., Theodore Tannebaum, Taffy Williams, Ph.D., Gene Golub, Lester McKeever, Jr. and Aidan King (or other person nominated by Elan), and (B) elect or cause the election to the Board of Directors of the Company of the person selected by a majority of the Company’s directors remaining in office or the person selected by Elan (if applicable) to fill any vacancy on the Board resulting from a director’s death, disability or resignation or otherwise; provided that the remaining members of the Board shall, consistent with their fiduciary duties, give the highest consideration to selecting an individual to fill any such vacancy with expertise in the healthcare, biotech or pharmaceutical industries;

(iv)          From January 1, 2007 through the termination of this Agreement, to cause and maintain the election to the Board of Directors of the Company of the following:  (A) one (1) person nominated by Elan, (B) one person appointed by the Board as the Chief Executive Officer of the Company, (C) three (3) persons nominated by the holders of 80% of the aggregate Shares Beneficially Owned by the Tennessee Stockholders; and (D) two (2) persons nominated by the holder(s) of 80% of the aggregate Shares Beneficially Owned by the Chicago Stockholders;

(v)           To remove from the Board of Directors of the Company any director nominated by the Tennessee Stockholders or Chicago Stockholders, as applicable, pursuant to paragraph 1.2(b)(iv)(C) and (D) at the request of the Stockholder(s) who Beneficially Own 80% of the Shares held by the group nominating such director;

(vi)          To fix and maintain the Executive Committee of the Board of Directors of the Company to consist of three (3) directors, and to appoint Mr. Tannebaum, Dr. Weinstein and Dr. Williams to serve on such Executive Committee through December 31, 2006 (or, in the event of the death, disability or resignation of one of them, to appoint a director selected by a majority of the directors then in office); and after January 1, 2007 through the termination of this Agreement to appoint to the Executive Committee two (2) directors selected by the directors nominated by the Tennessee Stockholders, one (1) of whom shall be the Chief Executive Officer of the Company and one (1) director selected by the directors nominated by the Chicago Stockholders; and

(vii)         To vote in accordance with the recommendation of five of the Board’s seven directors if a vote of the Company’s shareholders is necessary to approve the Company’s issuance of securities.

1.3           The Company is agreeing for the benefit of the other parties hereto to act in its capacity as stockholder of the Subsidiary to the actions set forth in this paragraph 1.3.  At each annual meeting of the stockholder of the Subsidiary, or at each special meeting of the stockholder of the Subsidiary, and at any other time at which stockholder of the Subsidiary will have the right to or will vote for or render consent in writing, then and in each event, the Company (as the sole stockholder of the Subsidiary) hereby agrees to vote or cause to be voted all voting securities of the Subsidiary of which it is the Beneficial Owner in favor of the following actions to the extent any such actions are subject to such vote or consent:

(a)           At each annual meeting of the stockholders of the Subsidiary, or at each special meeting of the stockholders of the Subsidiary, and at any other time at which stockholders of the Subsidiary will have the right to or will vote for or render consent in writing, then and in each event, the Company hereby agrees:

(b)           To take all necessary and appropriate actions to cause all Subsidiary voting securities it Beneficially Owns to be represented at any such meeting or in any such written consent and to cause a quorum to be present in any such event.

(c)           To vote or cause to be voted all Subsidiary voting securities of which the Company is the Beneficial Owner in favor of the following actions:

(i)            To amend, alter, modify or repeal the Articles of Incorporation or the By-Laws of the Subsidiary (if at all) only in accordance with the recommendation of five of the seven Directors of the Subsidiary (whether or not any Board or stockholder action is required by law);

(ii)           To fix and maintain the number of directors of the Subsidiary at seven (7);

(iii)          From the date of this Agreement through December 31, 2006, to (A) elect or cause the election to the Board of Directors of the Subsidiary of Eric A. Wachter, Ph.D. (or other person as the holders of 80% of the aggregate Shares Beneficially Owned by the Tennessee Stockholders may select), Robert J. Weinstein, M.D., Theodore Tannebaum, Taffy Williams, Ph.D., Gene Golub, Lester McKeever, Jr. and Aidan King and (B) elect or cause the election to the Board of Directors of the Subsidiary of the person selected by a majority of the Subsidiary’s directors remaining in office to fill a vacancy on the Subsidiary’s Board resulting from a director’s death, disability, resignation or otherwise;

(iv)          From January 1, 2007 through the termination of this Agreement, to cause and maintain the election to the Board of Directors of the Subsidiary of the following:  (A) one (1) person nominated by Elan, (B) one (1) person appointed by the Board as the Chief Executive Officer of the Subsidiary, (C) three (3) persons nominated by the holders of 80% of the aggregate Shares Beneficially Owned by the Tennessee Stockholders; and (D) two (2) persons nominated by the holder(s) of 80% of the aggregate Shares Beneficially Owned by the Chicago Stockholders;

(v)           To remove from the Board of Directors of the Subsidiary any director nominated by the Tennessee Stockholders or Chicago Stockholders, as applicable pursuant to paragraph 1.2(b)(iv)(C) and (D) at the request of the Stockholder(s) who Beneficially Owns 80% of the Shares held by the group nominating such director; and

(vi)          To fix and maintain the Executive Committee of the Board of Directors of the Subsidiary to consist of three (3) directors, and to appoint Mr. Tannebaum, Dr. Weinstein and Dr. Williams to serve on such Executive Committee through December 31, 2006; and after January 1, 2007 through the termination of this Agreement to appoint to the Executive Committee two (2) directors selected by the directors nominated by the Tennessee Stockholders one (1) of whom shall be the Chief Executive Officer of the Subsidiary and one (1) director selected by the directors nominated by the Chicago Stockholders.

1.4           The Company or Subsidiary, as applicable, shall provide the Stockholders entitled to nominate directors hereunder prior notice of any intended mailing of notice to Stockholders for a meeting at which any of the actions subject to paragraphs 1.2 or 1.3 are to be acted upon.  Thereafter, Stockholders (or Company directors with respect to nominations of Subsidiary directors) entitled to nominate directors hereunder shall notify the Company or the Subsidiary (as applicable) in writing, prior to such mailing, of the person nominated by him or it to be a director; provided, that if such Stockholder (or Company directors) fails to give notice to the Company or Subsidiary (as applicable), it shall be deemed that the nominee of such party for such meeting is the person then serving as director pursuant to such Stockholders' (or Company directors') previous nomination.

Article 2

Necessary Acts; Additional Parties

Each of the parties hereto agrees that he or it will do (or cause to be done) any act or thing and will execute (or cause to be executed) any and all instruments necessary and/or proper to make effective the provisions of this Agreement.  Each Stockholder represents and warrants to, and agrees with, each other party hereto that (a) any transferee holding Shares over which such Stockholder remains the Beneficial Owner shall execute and deliver a counterpart of this Agreement and shall be bound by the provisions hereof as if such transferee was an original party hereto; and (b) such Stockholder shall provide each other party hereto true and complete information concerning the Beneficial Ownership of Shares in the hands of transferees.  The parties are executing this Agreement in all applicable individual and representative capacities (including as attorney-in-fact or joint tenant, and as stockholder, officer, director, trustee, general partner or limited partner of any entity which Beneficially Owns Common Stock of the Company or the Subsidiary attributable to that party).  Shares that a Stockholder sells, transfers or otherwise disposes of in a transaction permitted by applicable agreements (including the Agreement dated May 9, 2001) and applicable law shall not be subject to the restrictions of this Agreement, provided the transferring Stockholder is not the Beneficial Owner of such Shares after the transaction.

Article 3

Legend on Stock Certificate

Each certificate representing Shares covered by this Agreement is subject to and shall bear the restrictive legend set forth below:

The voting of shares of stock evidenced by this certificate is subject to a Voting Agreement dated as of May 16, 1997, as amended from time to time.  Copies of the Agreement may be obtained from the Secretary of the Company at no cost by written request of the holder of record of this certificate.

Article 4

General Provisions

4.1           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, heirs and legatees.

4.2           The section headings in this Agreement are inserted for convenience of reference only, and shall not affect the construction or interpretation of this Agreement.

4.3           The failure at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions and shall not affect the right of any party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

4.4           This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to conflict of laws principles thereof, except to the extent the Nevada General Corporation Law and the Tennessee Business Corporation Law govern portions hereof.

4.5           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and shall be enforceable against the party executing the same, and all of which together shall constitute a single Agreement.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

4.6           Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be invalid by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect and the provision held invalid shall be modified to the extent necessary to be valid and shall be enforced as modified.

4.7           Any notice to be served under this Agreement shall be in writing and shall be deemed to be delivered or given upon receipt if delivered personally, by overnight courier or by telecopier, or two days after mailing by registered mail, return receipt requested, addressed as follows:

If to the Company:

Photogen Technologies, Inc.
To its then current address

Attention:  Taffy Williams, President

If to any Stockholder:

To such Stockholder's address on file in the

stock records of the Company

or to such other place as a party may specify in writing, delivered in accordance with the provisions of this subsection.

4.8           This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subject hereof, and supersedes any prior agreement or understanding, written or oral, with respect to such subject matter.  No party shall be liable or bound by any representations, warranties or agreements, or any other information or materials previously delivered, whether written or oral, regarding such subject matter.

Article 5

Amendment; Termination.

This Agreement may be modified or amended in any respect upon the written approval of the holders of 90% of the Shares, and as so modified or amended, this shall continue to bind all Stockholders regardless of whether they consented to such modification or amendment.  This Agreement shall terminate upon the earliest to occur of the following:  (i) the written approval of the termination executed by holders of 90% or more of the Shares; (ii) the Stockholders collectively cease to own an aggregate of 20% of the issued and outstanding voting securities of the Company; (iii) the merger of the Company with another company in which the Company is not the survivor or the sale of all or substantially all of the Company's assets; or (iv) the 15th anniversary of the date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Eric A. Wachter
Eric A. Wachter, Ph.D., individually and as sole Trustee of the Eric A. Wachter 1998 Charitable Remainder Trust

/s/ Craig Dees
Craig Dees, Ph.D., individually and as Director of the Dees Family Foundation

/s/ Walter G. Fisher
Walter G. Fisher, Ph.D., individually, as General Partner of the Fisher Family Investment Limited Partnership, and as Sole Trustee of the Walt Fisher 1998 Charitable Remainder Unitrust

/s/ Tim Scott
Tim Scott, Ph.D., individually and as General Partner of Scott Family Investment Limited Partnership

/s/ John Smolik
John Smolik, individually and as General Partner of the Smolik Family, L.P.

/s/ Robert J. Weinstein

Robert J. Weinstein, M.D., individually and as a General Partner of W.F. Investments Enterprises, Limited Partnership, as Director of the Robert and Lois Weinstein Family Foundation, Inc. and as Trustee of the Robert and Lois Weinstein Joint Revocable Trust

/s/ Theodore Tannebaum
Theodore Tannebaum, individually and as Trustee of the Theodore Tannebaum Trust by Robert J. Weinstein, M.D., Successor Trustee

Joined into by Photogen Technologies, Inc. as stockholder of Photogen, Inc..

Photogen Technologies, Inc.

By:	/s/ Taffy Williams
Its:	President and CEO